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                      ShopKo Stores, Inc. and Subsidiaries
                Exhibit 12 - Statements Re Computation of Ratios
                      (In Thousands, Except Per Share Data)



                                                     First Quarters as of                       Fiscal Years Ended
                                                -----------------------------------------------------------------------------------
                                                   May 1,            May 2,        January 30,       January 31,      February 1,
                                                    1999              1998             1999              1998             1997
                                                (13 Weeks)         (13 Weeks)      (52 Weeks)        (52 Weeks)        (52 Weeks)
                                                -----------------------------------------------------------------------------------
     Ratio of Earnings to Fixed Charges
     Computation of Earnings

  1  Pretax income before extraordinary item  $        7,104   $         3,543   $       91,627   $        80,443   $       74,022
  2  Add previously capitalized interest
       amortized during the period                       140               139              555               550              548
  3  Less interest capitalized during
       the period                                         74                17              171                 0              128
                                              --------------   ---------------   --------------   ---------------   --------------
  4  Total earnings (sum of lines 1 to 3)              7,170             3,665           92,011            80,993           74,442

     Computation of Fixed Charges

  5  Interest (1)                                      9,766             9,046           38,482            30,582           31,905
  6  Interest factor in rental expense                 1,100             1,069            4,087             2,691            2,657
                                              --------------   ---------------   --------------   ---------------   --------------
  7  Total fixed charges (sum of lines
       5 and 6)                                       10,866            10,115           42,569            33,273           34,562

  8  TOTAL EARNINGS AND
       FIXED CHARGES (line 4
       plus line 7)                           $       18,036   $        13,780   $      134,580   $       114,266   $      109,004
                                              ==============   ===============   ==============   ===============   ==============

  9  Ratio (line 8 divided by line 7)                    1.7               1.4              3.2               3.4              3.2



     (1) Includes capitalized interest


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